Exhibit 2.1

SCHEDULE OF OFFICERS AND DIRECTORS

The name, present principal occupation or employment and citizenship of each of the executive officers and directors of the Reporting Person are set forth below. The business address of each individual associated with the Reporting Person is c/o 1601 Dodge Street, Suite 3300, Omaha, NE 68102.

Boston Omaha Corporation

Name	Present Principal Occupation or Employment	Citizenship

Adam K. Peterson	Chairperson, President and Chief Executive Officer	USA

Joshua P. Weisenburger	Chief Financial Officer, Secretary, and Treasurer	USA

Tom Burt	President and Chief Executive Officer of Election Systems & Software, LLC (Director)	USA

David S. Graff	Chief Executive Officer of Agile Sports Technologies, Inc. (Director)	USA

Brendan J. Keating	Managing Partner of Local Asset Management, LLC (Director)	USA

Frank H. Kenan II	Co-Founder and Principal of KD Capital Management, LLC (Director)	USA

Jeffrey C. Royal	Chief Executive Officer of Old Market Capital Corp, Inc. (Director)	USA

Vishnu Srinivasan	Chief Investment Officer of The Ohio State University (Director)	USA